FORM OF

ACTIVECARE, INC.
STOCK AWARD AGREEMENT

THIS AGREEMENT is entered into this ___ day of _____________, 20__, by and between the undersigned employee, consultant or advisor (“Recipient”) and ActiveCare, Inc., a Delaware corporation (“ActiveCare” or the “Company”)).

Recipient has agreed to provide certain services to ActiveCare as provided in Section 2 of this Agreement.

Recipient has agreed to accept as full or partial consideration and compensation for such services the issuance of shares of the Common Stock of ActiveCare, on the terms and subject to the conditions contained in this Agreement.

The shares of Common Stock to be issued under this Agreement are included in those shares that have been registered on a registration statement on Form S-8, filed by ActiveCare with the Securities and Exchange Commission on December __, 2010 (the “Registration Statement”).

THE PARTIES AGREE AS FOLLOWS:

1. Agreement to Accept and Issue Shares.  The undersigned employee, consultant or advisor (the "Recipient") of ActiveCare, hereby agrees to accept, and the Company agrees to issue, shares of the Company's $0.00001 par value Common Stock (the “Shares”), in accordance with Section 2 of this Agreement. Recipient acknowledges receipt of the information required to be delivered under the Registration Statement in connection with the issuance of the Shares.

2. Numbers and Purpose of Shares to be Issued.

a.      The services for which compensation is being paid pursuant to this Agreement were as follows: _______________________________________.

b.     The services for which compensation is being made pursuant to this Agreement were rendered for the following period of time:__________________.

c.      The number of the Shares to be issued and delivered by the Company and accepted by the Recipient hereunder, and the amount of the Company's compensation liability to the Recipient to be extinguished by such issuance, are set forth below:

No. of Shares	Compensation Liability Extinguished

d.      Any amount for wages described above is based upon the gross wages of the Recipient less any and all applicable tax and other withholdings and deductions required by law, which the Company shall remit directly to the appropriate authorities if and when due and owing.

3. Representations of Recipient. The Recipient represents and acknowledges that the Recipient:

a.      has received, reviewed and understands the contents of the document prepared by the Company entitled "Information for Recipients," which contains information regarding the grant of the Shares, includes a copy of this Agreement as Exhibit A, and constitutes a prospectus under Section 10(a) of the Securities Act of 1933, as amended;

b.     has had an opportunity to request and, if so requested, to copy or examine all documents, records and books pertaining to the grant of the Shares, including all documents specifically incorporated by reference in the prospectus discussed above;

c.      has had an opportunity to ask questions of and, if asked, to receive satisfactory answers from the Company, through its executive officers and other representatives acting on its behalf, concerning the terms and conditions for the Plan and the business, affairs and prospects of the Company;

d.     understands that the Company has not guaranteed the amount of gross or net proceeds realizable to the Recipient upon any sale of the Shares received by the Recipient hereunder;

e.      rendered bona fide services to the Company or a subsidiary of the Company, or is party to a binding agreement to render bona fide services to the Company or a subsidiary of the Company, as a result of which the compensation liability to be extinguished by the Company's performance of this Agreement arose, and such services were not rendered in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market in the Company's Common Stock.

4. General.

a.      Binding Agreement; Non-Assignability. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective parties hereto; however no right or obligation of the Recipient under this Agreement is assignable.

b.     Entire Agreement. This Agreement and any documents incorporated herein by reference constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral, and no amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same is in writing, dated after the date hereof and duly approved and executed by each of the parties hereto.

c.     Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed to be illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

d.     Headings. The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

e.     Application of Utah Law. This Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and conditions and by the laws of the State of Utah, without regard to the choice of law provisions of the State of Utah. Venue for purposes of enforcing this agreement shall be exclusively in the County of Salt Lake, Utah.

f.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Recipient have executed this Agreement on the dates set forth beneath their signatures below.

ACTIVECARE, INC. By: _____________________________ Printed Name: _____________________ Title:____________________________ Date:____________________________
RECIPIENT:
Signature: ____________________________
Printed Name: _________________________
Residence Address: ____________________
____________________________________
Date:________________________________